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                                                               Exhibit (10)C.(v)
                                 SUMMIT BANCORP.

                             COMPENSATION COMMITTEE

                                FEBRUARY 18, 1998


         Pursuant to Section 14A:6-7.1(5) of the New Jersey Business Corporation Act, and Article III, Section 10 of the By-Laws of this Corporation, the undersigned, being all of the members of the Compensation Committee of the above-named Corporation, hereby consent and agree that in connection with the three-for-two split up of the Corporation's capital stock effective September 24, 1997 (the "Stock Split") the following adjustments be made:

1. The 1993 Incentive Stock and Option Plan ("Plan") restrictions approved by the Board of Directors and shareholders of the Corporation in 1996 to bring the Plan into compliance with Section 162(m) of the Internal Revenue Code of 1986 are amended to give effect to the Stock Split as follows:

         a) Section 2(a) of the Plan setting forth the maximum number of shares that may be awarded as Program Stock and made subject to Options in a fiscal year is amended to increase "1,800,000" to "2,700,000";

         b) Section 2(a) of the Plan setting forth the maximum number of shares that may be made subject to Options granted to any individual in a fiscal year is amended to increase "175,000" to "262,500"; and

         c) Section 2(a) of the Plan setting forth the maximum number of shares of Performance Stock that may be awarded to any individual in a fiscal year is amended increase "50,000" to "75,000".

  2. The actions of officers of the Corporation to give effect to the Stock Split by making appropriate adjustments to the number of shares and exercise price per share of all outstanding stock options granted under all stock option plans of the Corporation and by making appropriate adjustments to the number of shares subject to unearned Performance Stock awards are hereby ratified and approved.